STOCKHOLDER AGREEMENT


     STOCKHOLDER AGREEMENT ("Agreement"), dated as of July 29, 2003, by and between Citizens Bank of Massachusetts, a Massachusetts trust company ("Buyer"), and the undersigned ("Stockholder") director and holder of common stock, par value $2.50, of Community Bancorp, Inc. ("Shares").

     WHEREAS, the Buyer, Citizens Financial Group, Inc., a Delaware corporation and the parent company of the Buyer, and Community Bancorp, Inc., a Massachusetts corporation ("Seller"), have entered into an Agreement and Plan of Merger, dated of even date herewith (as such agreement may be subsequently amended or modified, the "Agreement and Plan of Merger"), providing for the merger of a subsidiary of the Buyer with and into the Seller (the "Merger");

     WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares indicated opposite the Stockholder's name on Schedule 1 attached hereto; and

     WHEREAS, it is a condition to the consummation of the Merger that the Stockholder execute and deliver this Agreement on a date even herewith.

     NOW, THEREFORE, in consideration of, and as a condition to, the Buyer entering into the Agreement and Plan of Merger and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by the Buyer in connection therewith, the Stockholder and the Buyer agree as follows:

     1. Agreement to Vote Shares. The Stockholder agrees that at any meeting of the stockholders of the Seller, or in connection with any written consent of the stockholders of the Seller, Stockholder shall:

        (a) appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum;

        (b) from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such Stockholder on the date of this Agreement or are subsequently acquired, (i) in favor of adoption and approval of the Agreement and Plan of Merger and the transactions contemplated thereby, including the Merger; (ii) against any action or agreement that would result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Seller contained in the Merger Agreement or of the Stockholder contained in this Agreement; and (iii) against any offer or proposal (an "Acquisition Proposal") for, or any indication of interest in (w) a merger, tender offer, recapitalization, or consolidation, or any similar transaction involving the Seller or any of its subsidiaries, (x) a purchase, lease or other acquisition

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             or assumption of all or a substantial portion of the assets or deposits of the Seller or all or substantially all of the assets or deposits of any of its subsidiaries, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of securities representing ten percent (10%) or more of the voting power of the Seller or any of its subsidiaries, or (z) any substantially similar transaction (any of which, an "Acquisition Transaction"), or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or any of the transactions contemplated by the Agreement and Plan of Merger;

     2. Expiration Date. As used in this Agreement, the term "Expiration Date" shall mean the earlier to occur of (i) the effective time of the Merger; and
(ii) such date and time as the Agreement and Plan of Merger shall be terminated pursuant to Article VIII thereof. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to termination hereof.

     3. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, the Stockholder shall not, directly or indirectly, sell, assign, transfer, assign, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 5(c) below)), or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares owned by the Stockholder, whether such Shares are held by the Stockholder on the date of this Agreement or are subsequently acquired prior to the Meeting, whether by the exercise of any stock options to acquire Shares or otherwise. Notwithstanding the foregoing, the Stockholder may make (a) transfers by will or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (d) transfers to any other stockholder of the Seller who has executed a copy of a document substantially in the form of this Agreement with respect to some or all of the Shares held by such stockholder, and (e) as the Buyer may otherwise agree in writing in its sole discretion.

     4. Stock Legend. The Seller shall cause its transfer agent to note on its records for the Seller (in whatever form maintained) that such Shares are subject to the restrictions on voting and transfer set forth herein, and at Buyer's request shall have any existing certificates representing Shares subject to this Agreement canceled and reissued bearing the following legend:

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     "THIS CERTIFICATE, AND THE SHARES REPRESENTED HEREBY, ARE SUBJECT TO
     CERTAIN VOTING AND TRANSFER RESTRICTIONS CONTAINED IN A STOCKHOLDER AGREEMENT BY AND BETWEEN CITIZENS BANK OF MASSACHUSETTS AND THE BENEFICIAL OWNER OF THESE SHARES AND MAY BE TRANSFERRED ONLY IN COMPLIANCE THEREWITH. COPIES OF THE ABOVE-REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF COMMUNITY BANCORP, INC."

     5. Representations and Warranties of Stockholder. The Stockholder represents that:

        (a) the Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement;

        (b) this Agreement (assuming this Agreement constitutes a valid and binding agreement of the Buyer) constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally;

        (c) except as set forth on Schedule 1, the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever ("Liens"), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares;

        (d) the Stockholder understands that at the Effective Time of the Merger, (i) each outstanding Share listed on Schedule 1 shall be automatically cancelled and converted into the right to receive in cash from the Buyer an amount equal to $19.75 without interest, and
             (ii) to the extent not exercised or otherwise terminated in accordance with the terms of the Agreement and Plan of Merger prior to the Effective Time, each option to purchase Shares listed on
             Schedule 1 shall be automatically cancelled and converted into the right to receive an amount of cash determined in the manner set forth in the Agreement and Plan of Merger;

        (e) the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation,

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

             partnership, trust or other entity, any bylaw or other organizational document of Stockholder.

     6. Irrevocable Proxy. By execution of this Agreement, Stockholder does hereby appoint Buyer, until the Expiration Date, with full power of substitution and resubstitution, as Stockholder's true and lawful attorney and irrevocable proxy, to the full extent of the undersigned's rights with respect to the Shares, to vote, if the Stockholder is unable to perform its obligations under this Agreement, each of such shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares.

     7. No Solicitation. From and after the date hereof until the Expiration Date, Stockholder shall not, nor, to the extent applicable to Stockholder, shall it permit any of its affiliates to, nor shall it authorize any partner, officer director, advisor or representative of, Stockholder or any of its affiliates to,
(i) solicit, initiate or knowingly encourage the submission of, any inquiries, proposals or offers from any person relating to a proposal regarding an Acquisition Transaction, (ii) enter into any agreement with respect to an Acquisition Transaction, (iii) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange
Act) with respect to an Acquisition Transaction or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Agreement and Plan of Merger, (iv) initiate a stockholders' vote or action by consent of the Seller's stockholders with respect to an Acquisition Transaction, or (v) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Seller that takes any action in support of an Acquisition Transaction.

     8. Specific Enforcement. The Stockholder has signed this Agreement intending to be legally bound thereby. The Stockholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Stockholder. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

     9. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

     10. No waivers. No waivers of any breach of this Agreement extended by the Buyer to the Stockholder shall be construed as a waiver of any rights or remedies of the Buyer with respect to any other stockholder of the Seller who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Seller. No waiver of any provisions hereof by either party shall be deemed a waiver of any other

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provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

     11. Miscellaneous. This Agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

     12. Capacity as Stockholder. The Stockholder is executing this Agreement only in the Stockholder's capacity as a stockholder of the Seller, and not in the Stockholder's capacity as a director, officer or employee of the Seller or any of its subsidiaries. Nothing contained herein shall be construed to create any obligation on the part of the Stockholder in such Stockholder's capacity as a director, officer or employee of the Seller or any of its subsidiaries.

     13. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Board of Directors of the Company has approved, for purposes of Section 1 of Chapter 110F of the Massachusetts General Laws and any applicable provision of the Company's Articles of Incorporation, the possible acquisition of the Shares by Buyer pursuant to the Agreement and Plan of Merger, (ii) the Agreement and Plan of Merger is executed by all parties thereto, and (iii) this Agreement is executed by all parties hereto.

     14. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

                         [SIGNATURE PAGE FOLLOWS]

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         EXECUTED as of the date first above written.


                                       STOCKHOLDER


                                       _____________________________________
                                       Name:________________________________

                                       CITIZENS BANK OF MASSACHUSETTS

                                       By:___________________________________
                                       Name:_________________________________
                                       Title:________________________________


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                               SCHEDULE 1*



         Stockholder                 Shares                       Options
         -----------                 ------                       -------




     Notwithstanding anything in this Agreement to the contrary, the Stockholder does not represent that the Stockholder has any voting or other power with respect to any of the Shares set forth above which are Shares allocable to such Stockholder's account under any employee stock ownership, deferred investment or other similar plan of the Seller (other than for Shares allocable to the Stockholder's account under an employee stock ownership plan for which the Stockholder does have voting power).



_________________
     * Shares include shares allocable to a stockholder's account under the Seller's employee stock ownership, deferred investment or other similar plans of the Seller.